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                                                                   EXHIBIT 2.1



                           ASSET PURCHASE AGREEMENT



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                                 BY AND AMONG

                           CPI AEROSTRUCTURES, INC.,

                                 KOLAR, INC.,

        a wholly-owned Delaware subsidiary of CPI AEROSTRUCTURES, INC.,

                                   as Buyer,

                                      and

                             KOLAR MACHINE, INC.,

                                  as Seller,

                              and Daniel Liguori




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                               September 9, 1997





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                           ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT (the "Agreement") dated September 9, 1997 by and among Kolar Machine, Inc., a New York corporation (the "Seller"), Daniel Liguori ("Liguori"), CPI Aerostructures, Inc., a New York corporation ("CPI") and Kolar, Inc.(the "Buyer"), a Delaware corporation. Seller, Liguori, CPI, and Buyer may be referred to herein as "party" or collectively as the "parties".

                             W I T N E S S E T H:

         WHEREAS, the Buyer is a wholly-owned subsidiary of CPI;

         WHEREAS, the Seller has been engaged in New York, in the business of precision machining and assembly servicing the electronics industry, including computer and microwave device manufacturers, as well as the materials handling, aerospace and banking industries (the "Business"), which Business the Seller shall cease to operate and shall be reconstituted as a new business of the Buyer;

         WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase certain tangible and intangible assets associated with the Business (the "Assets").

         NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

         Section 1. Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Seller's right, title and interest in and to the following assets of the Seller (all of which are hereinafter sometimes referred to as the "Assets," which shall be defined as those assets set forth in Sections 1(a) through 1(o) as of the date of this Agreement) adjusted for the deletions and additions thereto in the ordinary course of business for the period after the date of this Agreement through the Closing Date (as hereinafter defined)):

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         (a) Seller's inventory, which relates to the Business (the
"Inventory"), as set forth on Schedule 1(a) attached hereto.

         (b) The land as owned by Liguori which relates to the Business (the "Owned Real Property"), and all right, title and interest in the leased real property (the "Leased Real Property"), as set forth on Schedule 1(b) attached hereto, and collectively referred to as the "Real Property."

         (c) The buildings and improvements, located on the Real Property, including storage, which relate to the Business, as set forth on Schedule 1(c) attached hereto.

         (d) Seller's equipment and machinery, which relate to the Business, as set forth on Schedule 1(d) attached hereto.

         (e) All of Seller's office furniture, fixtures, facilities and supplies which relate to the Business, as set forth on Schedule 1(e) attached hereto.

         (f) Seller's automobiles, trucks, all other vehicles and forklifts which relate to the Business, as set forth on Schedule 1(f) attached hereto.

         (g) All of Seller's miscellaneous equipment and hand tools which relate to the Business.

         (h) Seller's accounts receivable which relate to the Business, as set forth on Schedule 1(h) attached hereto (the "Accounts Receivable").

         (i) All of Seller's right, title and interest in and to each lease, license, contract, warranty, agreement, purchase or sales order (including releases of quantities pursuant thereto), indenture or commitment, written or oral, to which Seller is a party on the Closing Date or by which any of the Assets are then bound (the "Assumed Agreements"), including, without limitation, the agreements described in Schedule 1(i) attached hereto; and

         (j) The Assets set forth in subsections (b) through (g) above are sometimes referred to herein as the "Fixed Assets."

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         (k) Seller's pre-paid and other assets which relate to the Business, as set forth on Schedule 1(k) attached hereto (the "Pre-Paid Assets").

         (l) Seller's trade names which relate to the Business, as set forth on Schedule 1(l) attached hereto.

         (m) Seller's trademarks which relate to the Business, as set forth on
Schedule 1(m) attached hereto.

         (n) The customer list of Seller which relates to the Business, as set forth on Schedule 1(n) attached hereto.

         (o) Seller's goodwill.

         (p) The Assets shall be conveyed free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only those liabilities and obligations which are expressly to be assumed by the Buyer hereunder and described below in Section 4(a) as the Assumed Liabilities.

         Section 2. Purchase Price.

         (a) Payment of the Purchase Price. In full consideration for the sale, transfer, conveyance, assignment and delivery of the Assets (exclusive of the Real Property) by the Seller to the Buyer and in reliance upon the representations and warranties made herein by the Seller and for other consideration set forth herein, the Buyer hereby agrees to pay to the Seller (except as described in Section 2(c) below) at the Closing (as hereinafter defined) a purchase price (the "Purchase Price") of Thirteen Million and 00/100 ($13,000,000), Dollars plus the Buyer's assumption of the Seller's liabilities pursuant to Section 4 of this Agreement. The $13,000,000 shall be payable at the Closing as follows:

                  (i) The Buyer shall pay to the Seller at the Closing a payment by wire transfer of immediately available funds equal to Nine Million and 00/100 ($9,000,000) Dollars. There shall be a post-Closing adjustment as provided in subsection (c) below; and

                  (ii) In addition, the Buyer shall pay to the Seller, Four Million and 00/100 ($4,000,000) Dollars payable by the issuance, to

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the Seller at the Closing, of a $4,000,000 promissory note (the "Note") (equal to the term of the loan to the Buyer agented by The Chase Manhattan Bank ("Chase") maturing on December 31, 2001 ("the Chase Loan"), plus an additional 91 days) bearing interest at 8% per annum with interest only payable monthly by wire transfer with the entire principal due at the maturity date of the Note. The Note, the form of which is attached hereto as Exhibit 2(a)(ii), shall be convertible by the Seller, in whole or in part, at any time during the term of the Note in no less than 100,000 share increments into 1,000,000 shares of CPI's common stock, $.001 par value (the "Common Stock"), subject to adjustment as described below.

                  (iii) Payment of the purchase price for the Common Stock issued upon conversion of the Note shall be exclusively by a corresponding discharge of Buyer's obligation to pay to the Seller an equivalent amount of principal under the Note. In the event that the Seller converts the Note in part, such partial conversion shall be indicated on the Note, however, a new note will not be issued to the Seller. Accrued, but unpaid interest due under the Note shall not be so discharged upon any conversion. The Note shall have a default interest rate on default payments equal to the greater of 12% per annum or 2 percentage points above the prime rate of Chase, but not to exceed 18% per annum. The incremental interest above 8% per annum shall commence upon the due date of each such defaulted payment and continue until the default is cured. Solely with respect to the portion of the principal balance of the Note converted by Seller to CPI Stock, no interest shall accrue under the Note after the date the CPI Stock is issued to Seller or its designee upon exercise of the conversion rights. No exercise by Seller of its conversion rights shall impair in any way Seller's rights against Buyer under the Note with respect to any remaining principal (if the exercise is partial) or any accrued but unpaid interest under the Note. However, the Company's obligation to pay interest on the portion of the Note converted shall cease upon conversion. The conversion feature of the Note shall contain anti-dilution provisions in the event that following the Closing, CPI's Common Stock is subdivided or combined or a stock dividend is declared, or in the event of a merger, capital reorganization or reclassification of CPI or its stock that entitles the shareholders of CPI's stock to receive stock, securities or assets in exchange for their stock. All of the foregoing dilutive transactions are exclusive of any shares, options or other derivative securities issued by CPI to any of its employees, consultants or directors.

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CPI shall execute a registration rights agreement (the "Registration Rights
Agreement"), the form of which is attached hereto as Exhibit 2(a)(iii), granting to the Seller certain demand and "piggyback" registration rights with respect to the Common Stock issuable upon conversion of the Note (the "Note Shares"). The Registration Rights Agreement will provide that the Company shall register the Note Shares within eighteen (18) months from the Closing subject to any lock-up agreement reasonably required by CPI's investment bankers for a period not to exceed the end of the 18 month period nor to be more restrictive than any such agreement imposed on the officers, directors or principal shareholders of CPI. During such 18 month period, in the event that the Note Shares have not been registered, the Seller shall have "piggyback" registration rights, and the Note Shares shall be eligible for sale under the Securities Act of 1933 as amended (the "Securities Act") commencing twelve
(12) months from the Closing, subject, in each case to a six-month lock-up agreement, but in any event not to exceed the end of the 18 month period. The Registration Rights Agreement shall obligate Buyer and CPI to cooperate fully with Seller or its designee and take all reasonable actions necessary such that at any time after the date which is eighteen (18) months from the Closing, if Seller or its designee elects to exercise its conversion rights in whole or in part, the recipient may sell, transfer, assign, devise, or otherwise dispose of such CPI Stock without any restriction, constraint, or limitation (a "Transfer Constraint"). The Registration Rights Agreement shall be in satisfactory form to Seller in its sole discretion.

                  (iv) In order to secure payment of the Note, the Buyer shall execute a security agreement (the "Security Agreement") with the Seller, the form of which is attached hereto as Exhibit 2(a)(iv), covering all of the Assets of Buyer and the filing of UCC-1 financing statements (both subordinate only to the security interest of Chase, as agent, or any successor or assign as agent.) The cost of recording such financing statements shall be borne by Buyer.

                  (v) In order to secure payment of the Note, the Buyer shall execute a mortgage (the "Mortgage"), naming the Seller as mortgagee, the form of which is attached hereto as Exhibit 2(a)(v), covering the Real Property purchased by Buyer from Liguori, such Mortgage to be subordinate only to the mortgage interest of Chase, as agent, or any successor or assign as agent. The cost of

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recording the Mortgage and the mortgage tax thereon shall be borne by Buyer.

                  (vi) CPI shall execute a subordinated guaranty (the "Guaranty"), the form of which is attached hereto as Exhibit 2(a)(vi)(A), in which CPI guarantees to the Seller payment in full of the Note, and in which CPI guarantees to the Seller and Liguori satisfaction by Buyer of all obligations of Buyer to the Seller and to Liguori under this Agreement. In order to secure payments under the Guaranty, CPI shall execute a stock pledge agreement (the "Stock Pledge Agreement"), the form of which is attached hereto as Exhibit 2(a)(vi)(B), in which CPI pledges to the Seller all of its stock in Buyer, such Stock Pledge Agreement to be subordinate only to the security interest of Chase, as agent, or any successor or assign as agent.

         (b) Real Property Purchase Price. In full consideration for the sale, transfer, conveyance, assignment and delivery of the Real Property owned by Liguori to the Buyer and in reliance upon the representations and warranties made herein by Liguori and for other consideration set forth herein, the Buyer agrees to pay to Liguori at the Closing, by wire transfer of immediately available funds the sum of One Million Five Hundred Thousand and no/100 ($1,500,000) Dollars.

         (c) Adjusted Purchase Price. The parties hereto agree that the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall be accounted for on the close of business on the Closing date (the "Closing Date"). The Seller agrees to consult CPI on any material issues, events, conditions or contracts prior to the Closing. Furthermore, the Seller agrees not to enter into any new capital obligations or capital expenditures which relate to the Business from the date of the Agreement and prior to the Closing, except with the Buyer's consent. Buyer shall be deemed to have granted its consent to any purchases described in the last sentence of Section 9(d)(1.) of this Agreement.

         An adjusted Purchase Price (the "Adjusted Purchase Price") shall be calculated and agreed to by both the Seller and the Buyer which shall adjust the Purchase Price as follows. The $13 million portion of the Purchase Price (exclusive of the Real Property) is based upon the Audited Financial Statements reflecting shareholders' equity of $3,540,000, as of December 31, 1996, as adjusted below. The $3,540,000 amount is subject to adjustment

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(hereinafter referred to as the "Actual Shareholders' Equity") based on inventory and other adjustments determined in the Audited Financial Statements, but such adjustment shall not affect the Purchase Price. Seller shall prepare, within fifteen (15) days after the Closing Date, and submit for CPI's review, an unaudited balance sheet effective as of the Closing Date ("Closing Balance Sheet") prepared in accordance with generally accepted accounting principles, as historically and consistently applied to the Seller and as used in preparation of the Audited Financial Statements. If the Closing Balance Sheet reflects shareholders' equity of either more than or less than the Actual Shareholders' Equity as of the Closing Date, then the Purchase Price shall be increased or decreased by one dollar for each dollar of shareholders' equity in excess of or less than, respectively, Actual Shareholders' Equity. In addition, if the Closing Balance Sheet reflects cash of less than $250,000 as of the Closing Date, then the Purchase Price shall be decreased by one dollar for each dollar of cash less than $250,000. Notwithstanding the foregoing, no increase or decrease in the Purchase Price shall occur unless the final adjustment is at least $10,000. In such event, the adjustment shall include the first $10,000, as well as all amounts in excess of $10,000.

         Buyer shall have the right, for a period of up to fifteen (15) days from receipt of the Closing Balance Sheet to review same. If the Buyer wishes to dispute the Closing Balance Sheet, then the Buyer shall, within such 15 day period, deliver notice of such dispute to the Seller, which notice shall contain an explanation of the Buyer's problems with the proposed Closing Balance Sheet. If no such notice is received by Seller, a post closing adjustment shall be made to the Purchase Price to account for any differences between the Actual Shareholder's Equity and the Closing Balance Sheet and the post-closing adjustment shall be paid in either case within 45 days from the Closing Date. If such a notice is received by Seller, Buyer and Seller shall attempt, for a period of fifteen (15) days after delivery of any such notice, to reach an agreement with respect to the Closing Balance Sheet at which time the post-closing adjustment shall be paid within 45 days from the Closing. If the Seller and the Buyer and their respective accountants are unable to determine the matter by mutual agreement within such fifteen (15) day period, then both parties shall cause the disagreement to be submitted to a third accounting firm in Syracuse, New York, that has not represented either Seller or Buyer, for a determination that shall be final, binding and

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conclusive upon the parties hereto and their successors in interest. The
Seller and the Buyer shall be deemed to have agreed to the result of such determination as of the date of its issuance. The cost of such determination shall be divided equally between the Seller and the Buyer. If any post closing adjustment results in an increase in the Purchase Price, Buyer shall pay to the Seller by wire transfer a dollar amount equal to such increase, or if it results in a decrease in the Purchase Price, Seller shall pay to Buyer by wire transfer a dollar amount equal to such decrease. Such payments shall be made immediately upon final determination of any post closing adjustment.

         (d) Payment of Sales, Transfer and Use Taxes. Buyer shall pay any and all state and/or county sales, transfer and/or use taxes resulting from the sale of the Assets to Buyer pursuant to the terms of this Agreement. At or prior to Closing, Buyer shall provide to Seller Exempt Use and/or Resale Certificates, in form satisfactory to Seller's counsel, with respect to any Assets for which Buyer claims exemption from sales and use taxes. Calculation and payment of sales and use taxes shall be based on the purchase price allocation described in subsection (e) of this Section 2. In any event, however, Seller and Liguori shall be responsible, respectively, for any of Seller's and Liguori's personal income taxes resulting from the sale of the Business.

         (e) Allocation of Purchase Price. The Seller, Liguori, Buyer and CPI agree that the Purchase Price shall be allocated as set forth in Exhibit 2(e), which shall be agreed to by the parties at least two (2) weeks prior to Closing and which shall be amended to reflect any post-Closing adjustments contemplated by this Agreement.

         (f) Real Property Adjustments. The following adjustments with respect to the Real Property shall be made between the parties at the Closing as of the close of business on the day prior to the Closing, but only to the extent not reflected as a pre-paid asset on the Closing Balance Sheet or the Schedules attached hereto, and only to the extent not treated as an Assumed Liability hereunder:

                  (i) real estate taxes, water charges, sewer rents and vault charges, if any, except that if there is a water meter on the Real Property, adjustments shall be based on the last available

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reading, subject to adjustment after the Closing when the next meter reading is available;

                  (ii) charges under assignable service contracts listed on
Schedule 6(B)(l); and

                  (iii)charges under assignable insurance policies listed on Schedule 6(B)(k) hereto.

         Section 3. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1 hereof, Seller is not selling and Buyer is not purchasing any of the assets listed on Schedule 3(a) attached hereto, all of which shall be retained by Seller (collectively, the "Excluded Assets").

         Section 4. Assumption of Executory and Other Liabilities.

         (a) At the Closing, Buyer and CPI jointly and severally shall assume and thereafter pay when due, and shall discharge, defend, indemnify and hold Seller harmless (solely in accordance with Section 8 of this Agreement) with respect to all obligations, commitments, duties, debts, claims or liabilities of any kind or nature whatsoever, relating to the Business, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions occurring on or prior to the Closing Date (collectively, "the Assumed Liabilities"), except (i) all existing tax liabilities and contingencies and all tax liabilities arising out of this transaction of both Seller and Liguori and (ii) all environmental claims and liabilities relating to the Seller and Liguori. Such Assumed Liabilities shall include, without limitation, (i) the liabilities and obligations of Seller under each Assumed Agreement assigned to Buyer pursuant to Section 1(i); and (ii) Seller's liabilities and obligations reflected in the Closing Balance Sheet.

         (b) The Assets shall be conveyed to Buyer at the Closing free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only the Assumed Liabilities, statutory liens, liabilities created by Buyer and Seller's mortgage and security interest pursuant to the Note and Security Agreement provided for herein.


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         Section 5. Closing. The closing of the sale and purchase of the
Assets and Real Property provided for in Sections 1 and 2 of this Agreement (the "Closing") shall take place at the offices of counsel to the Seller, Green & Seifter Attorneys, P.C. on the 18th day of September 1997, or such other time and place as the parties may agree, subject to Section 15 hereof. The day on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

         Section 6. Representations and Warranties of the Seller and Liguori.

         (A) Representations and Warranties of the Seller. The Seller warrants and represents to the Buyer and CPI as follows:

         (a) Title. Except as set forth in Schedule 6A(a)(i) of this Agreement, the Seller owns, and at the Closing shall have, good, valid and marketable title to the Assets (other than the Real Property) and full right to transfer title to the Assets (other than the Real Property) and at the Closing Seller shall convey to Buyer full legal and equitable right, title and interest to the Assets (other than the Real Property), free and clear of all liens, mortgages, charges, claims liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens, liabilities created by Buyer, and Seller's mortgage and security interest pursuant to the Note and the Security Agreement provided for herein.

                  Except as set forth in Schedule 6A(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Seller and of the Real Property by Liguori, to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens, liabilities created by Buyer, and Seller's mortgage and security interest pursuant to the Note and the Security Agreement provided for herein.

         (b) Capacity; Organization; Standing. The Seller has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the "Other Agreements") and to

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consummate such transactions; and no other consent or joinder of any other persons or corporations is required. This Agreement has been, and each of the Other Agreements executed by the Seller hereunder will at the Closing, be duly authorized, executed and delivered by the Seller. This Agreement constitutes, and each of the Other Agreements executed by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. The Seller is duly organized, validly existing and in good standing under the laws of the State of New York. The Seller has no subsidiaries. The Seller has full corporate power and authority to conduct the Business as it is now being conducted and is duly qualified to do business in the State of New York, and in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Seller with respect to the Business requires such qualification, where failure to be so qualified would have a material adverse effect on the Business. Except, where failure to be so licensed would not have a material adverse effect on the Business, the Seller has all necessary licenses and authority to operate its business as now being conducted.

         (c) Legal Proceedings. Except as set forth in Schedule 6(A)(c) of this Agreement, the Seller is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Seller's best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened.

         (d) Trade Names and Trademarks, etc. With respect to the Business, the Seller owns or has the right to use the trade names and trademarks as set forth on Schedules 1(l) and 1(m), respectively. Except as disclosed in Schedules 1(l) and 1(m), to the best knowledge of the Seller, no other trade names or trademarks are owned or used by the Seller in relation to the Business. To the Seller's knowledge and belief, the operation of the Business does not infringe on the trade names, trademarks or any other intellectual property rights of any third party. No claim has been made that there is any such infringement. To the

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Seller's knowledge and belief, no trade name or trademarks of any person infringes the trade names or trademarks which relate to the Business. Except as disclosed in Schedules 1(1) and 1(m), the Seller has not granted, and will not grant prior to the Closing, licenses or other rights to use such trade names and trademarks.

         (e) Description of Material Contracts. Except for this Agreement and the Other Agreements, Schedule 6A(e) contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments, obligations and understandings, written or oral (the "Material Agreements") which are not set forth in any other Schedule delivered hereunder, which relate to the Business and to which the Seller is a party or by which it or any of the Assets are bound. The Material Agreements, together with this Agreement and the Other Agreements, constitute all of the material contracts, leases and other agreements related to the operation or sale of the Business. All of the Material Agreements shall be assigned to and assumed by the Buyer (the "Assigned Agreements") unless designated in Schedule 6A(e). All of the Material Agreements to which the Seller is a party constitute valid and legally binding obligations of the Seller. The Seller has no knowledge that the Material Agreements are not valid and legally binding obligations of the other parties thereto. The Material Agreements are enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, are in full force and effect. Except as otherwise specified in Schedule 6A(e), the Assigned Agreements are validly assignable to the Buyer without the consent of any party. After the assignment of the Assigned Agreements to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. Except for the lease agreements with Liguori, the Seller has not received any notice of termination of any Material Agreement. True and complete copies of all of the written Material Agreements have been delivered to the Buyer. Notwithstanding anything to the contrary above, Buyer and Seller acknowledge and agree that Schedule 6(A)(e) shall be deemed complete if all the customers who have open purchase orders with Seller are listed. The individual purchase orders with customers are not required to be listed on Schedule

6(A)(e) nor are they required to be delivered to Buyer except as may be reasonably requested by Buyer.

         (f) Default; Violations or Restrictions. The Seller is not in material default under, nor to the Seller's best knowledge, has any event occurred which, with the lapse of time or action by a third party, could result in a material default under any outstanding note, indenture, mortgage, contract or agreement to which it is bound, relating to the Assets. Except as declared in Schedule 6(A)(f), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Seller pursuant hereto, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would not), to the Seller's best knowledge, result in any material violation of any provision of or result in the material breach of, modification of, acceleration of the maturity of obligations, or constitute a default, or give rise to any right of termination, cancellation or acceleration or otherwise be in material conflict with or result in a loss of material contractual benefits to the Seller, as such relates to the Assets, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Seller is a party or by which it may be bound, or require any consent, approval or notice under any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets.

         (g) Court Orders and Decrees. Except as set forth on Schedule 6(A)(g), the officers of the Seller have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

         (h) Approvals and Authorizations. The Seller has obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby, which are required by law or otherwise in order to make this Agreement binding upon the Seller.

         (i) Governmental Licenses. Schedule 6(A)(i) attached hereto contains a list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Seller's execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. The Seller has not received any notice of any material violation with respect to any such consents, permits, licenses or other regulatory orders and which remain unabated.

         (j) Hazardous Material and Nuisance. Except as disclosed on Schedule 6(A)(j) attached hereto and in the Phase I reports on the Real Property obtained by Buyer and delivered to Seller, Seller has received no notice of and, to the best knowledge of the Seller, there are no known or potential claims which may exist against the Seller relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Seller of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

         (k) Employee Benefit Plans. No funding deficiency exists or has existed with respect to any "Employee Benefit Plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan (excluding salaries, wages and other customary employee benefits such as vacation and sick leave), or any other plan or arrangement to benefit employees maintained or contributed to by the Seller or any person, firm or corporation (an "Affiliate") under "common control" (within the meaning of Section 401(b) of ERISA) with the Seller and in which any of the employees of the Seller or any Affiliate participates or is eligible to participate covering any present or former employee of the Seller or any Affiliate which may cause or result in a lien upon any of the Assets. Unless the Buyer chooses to adopt or otherwise assume or take over any of the Seller's Employee Benefit Plans (in which case there shall be no Seller indemnification), the Seller shall indemnify and hold harmless the Buyer and CPI for any losses or expenses incurred by the Buyer and/or CPI as a result of any Employee Benefit Plan, as set forth in Section 8(b) hereof.
Schedule 6(A)(k) attached hereto discloses, as of now and since January 1, 1985, all Employee Benefit Plans concerning the Business.

         (l) Absence of Certain Business Practices. Neither the Seller, nor any officer nor to the best knowledge and belief of the Seller, any employee or agent of the Seller acting on the Seller's behalf, nor any other person acting on Seller's behalf, has, directly or indirectly, within the past three
(3) years given or agreed to give any material gift or similar benefit inconsistent with the Seller's past practices and policies to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) which (i) would subject the Seller to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past would have had a material adverse effect on the assets, business or operation of the Business, or (iii) if not continued in the future, would materially adversely affect the Assets, the Business or its operations or prospects, or which would subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

         (m) Brokers. The Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or CPI to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement. Any brokerage commission owing to Telling Group Ltd. and The Geneva Companies in connection with the transactions contemplated by this Agreement, if any, shall be paid by the Seller in accordance with the Seller's agreement with Telling Group Ltd.
and The Geneva Companies.

         (n) Financial Statements.

         (i) The Seller has delivered to the Buyer during the process of the Buyer's due diligence investigation copies of all the financial statements requested by the Buyer (hereinafter collectively called the "Unaudited Financial Statements") and which are attached hereto as Exhibit 6(A)(n). The Unaudited Financial Statements were prepared by Management of the Seller in the ordinary course of business for periods through and including the month ending December 31, 1996 (the "Balance Sheet Date"), were prepared from the books and records of the Seller, and, except as disclosed on Schedule 6(A)(n), are complete and accurate in all material respects, present fairly the financial condition of the Business as at the Balance Sheet Date and the results of the Business' operations for the periods covered thereby and are true and correct statements of the financial condition of the Business at such date.

         (ii) Buyer's independent accountants, Goldstein Golub Kessler & Company, P.C., shall audit the Financial Statements of Seller as at and for the two-year period ended December 31 1996 (the "Audited Financial Statements"), at Buyer's expense. The Audited Financial Statements shall include the balance sheet of Seller as at December 31, 1996 and the statements of income, statements of cash flow and statements of shareholders' equity for the two-year period ended December 31, 1996, together with the related notes and schedules attached thereto. The Seller shall sign and deliver to Buyer's accountants a management representation letter in the ordinary course of business. The Audited Financial Statements shall be delivered to the Seller no later than two (2) weeks prior to Closing. At such time, Seller shall be permitted to review any applicable work papers relating to the Seller's Audited Financial Statements.

         The Audited Financial Statements shall (i) be in accordance with the books of account and records of Seller; and (ii) present fairly, in all material respects, Seller's financial condition and the results of its operations as at and for the periods therein specified. Except as and to the extent shown or provided for in the balance sheet included in the Audited Financial Statements or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement, as of the Balance Sheet Date, Seller has no other liabilities or obligations (whether accrued, absolute, contingent or otherwise) which are material to the financial condition of Seller.

         (iii) Seller shall prepare for CPI's review the unaudited Closing Balance Sheet as described in Section 2(c) above. The Closing Balance Sheet shall be prepared from the books and records of the Seller in accordance with generally accepted accounting principles, on the same basis as the Audited Financial Statements described in Subsection (ii) above, shall be complete and accurate in all material respects and, to the extent reflected on such Closing Balance Sheet, shall present fairly the financial condition of the Business at the Closing Date and the results of the Business' operations for the period covered thereby.

         (o) Absence of Undisclosed Liabilities and Conditions. Except as and to the extent reflected or reserved against in the Audited Financial Statements, the Closing Balance Sheet, or as set forth on Schedule 6(A)(o) attached hereto, as of the Closing Date, the Seller had no material debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Sellers' income, for the period after the Balance Sheet Date and prior to the Closing or any other material debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable, other than liabilities of the same nature as those set forth in the Audited Financial Statements and the Closing Balance Sheet and reasonably incurred in the ordinary course of business after the Balance Sheet Date. The Audited Financial Statements do not include any assets or liabilities of any entity other than the Seller nor any expense of any entity other than the Seller. The Seller does not know of any currently existing facts, other than those of the same nature as those set forth in the Audited Financial Statements, that materially adversely affect the Assets.

         (p) Compliance With Laws. Except as disclosed on Schedule 6(A)(p), the operations and activities of the Business concerning the Assets comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all rules and regulations of the Occupational Safety and Health

Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted materially conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of the Seller's Certificate of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as "Liens"), or Laws to which the Seller is a party or by which it or the Assets may be bound or affected. The Seller has received no notice or communication from any third party asserting a failure to comply with any Laws, nor has the Seller received any notice that any authority or third party intends to seek enforcement against the Seller to compel compliance with any such Laws.

         (q) Taxes. As of the Closing Date all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Seller in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Seller with respect to withholding taxes for employees engaged in the Business have been duly made. The Seller is not delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it which would result in a tax lien on the Assets. Except for amounts accrued, but not payable as of the Closing Date, and except for taxes arising from the transactions contemplated by this Agreement, (i) the Seller is not liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Closing Date. The Seller's determination of what equipment and tangible personal property is used in manufacturing of Seller is necessary. The Seller does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by any foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material adverse effect on the Assets or the Business, or result in the imposition of a tax lien upon any of the Assets.

         (r) Absence of Changes or Events. Without limiting the foregoing, since the Balance Sheet Date and through the date of this Agreement there has been no material adverse change in the Business. Except as set forth in
Schedule 6(A)(r) attached hereto, since the Balance Sheet Date, the Seller has conducted the Business in the ordinary course as historically conducted and has not:

                           [i] Incurred any obligation or liability, except
                  current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, or as requested by the Buyer, none of which liabilities materially and adversely affects the Assets, or the Business;

                           [ii] Mortgaged, pledged or subjected to lien,
                  charge, security interest or any other encumbrance or restriction on any of the Assets other than as set forth on
                  Schedule 6(A)(r);

                           [iii] Except for the sale of Inventory, in the
                  ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

                           [iv] Received any notice of termination of any
                  agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets, or the Business;

                           [v] Made any change in its pricing, advertising or
                  personnel practices inconsistent with its prior practice;

                           [vi] Suffered any change, event or condition which,
                  has had or may have a materially adverse effect on the Assets, the Business, its operations, or which might reasonably be expected to materially adversely affect the prospects thereof;

                           [vii] Entered into any transaction, contract or
                  commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business other than as set forth on Schedule 6(A)(r); or

                           [viii] Instituted, settled or agreed to settle any
                  litigation, action or proceeding before any court or governmental body relating to the Seller, the Assets, or the Business.

         (s) Inventories. All Inventory consists of items purchased or manufactured in the ordinary course of the Business. All Inventory has been fully paid for or accrued by the Seller.

         (t) Labor Relations. The Seller in connection with the Business is not (i) a party to any collective bargaining agreement relating to any of the employees of the Business and has not recognized and is not required to recognize and has not received a demand for recognition by any collective bargaining representative, (ii) a party to any contract with any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Seller without penalty on not more than thirty (30) days' notice, except as set forth on Schedule 6(A)(t) attached hereto, (iii) subject to any strike or work stoppage in effect or to the Seller's best knowledge threatened against the Business nor has any strike or work stoppage been enjoined by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

         (u) Customer Lists. All written agreements, and except as may occur in the ordinary course of business all arrangements or commitments, with or respecting any customer of the Seller to which the Seller is a party or is bound have been described in Schedule 1(n) attached hereto except for those not involving a consideration of at least $1,000 per annum.

         (v) Investment. Subject to the provisions of Section 2(a), the Seller (or its designees) is acquiring the Note which is convertible into CPI shares of Common Stock ("CPI Shares"). In the event Seller converts the Note it will acquire the CPI Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Seller understands that the CPI Shares will not have been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of the Seller as expressed herein. Notwithstanding the foregoing, the representations and warranties contained in this subsection 6(A)(v) shall terminate upon the effective date of the registration statement for the Note Shares.

         (w) Schedules. The Seller will deliver to the Buyer complete and correct schedules, in form and substance reasonably acceptable to the Buyer, prior to the Closing. The Seller will deliver updated schedules, supplemented as necessary, to the Buyer as of the Closing, or thereafter as provided in
Section 2(c).

         (x) Accuracy. No representation, warranty, covenant or statement by the Seller in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or misleading.

         (y) CONDITION. ALL FIXED ASSETS USED BY SELLER IN THE BUSINESS ARE BEING SOLD IN "AS IS CONDITION" AS OF THE CLOSING DATE. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY AS TO FITNESS FOR A PARTICULAR PURPOSE OR AS TO MERCHANTABILITY IS BEING MADE WITH RESPECT TO ANY OF THE ASSETS, EXCLUSIVE OF ANY MANUFACTURER'S OR OTHER PARTY'S WARRANTIES HELD BY SELLER.

         (B) Representations and Warranties of Liguori. Liguori warrants and represents to the Buyer and CPI concerning the Real Property, as follows:

         (a) Title. Except as set forth in Schedule 6(A)(a)(ii) of this Agreement, Liguori owns, and at the Closing shall have, good, valid, marketable and fee simple title to the Real Property and full right to transfer title to the Real Property and at the

Closing, Liguori shall convey to Buyer full legal and equitable right, fee simple title and interest to the Real Property.

                  The sale, conveyance, transfer and delivery of the Real Property by Liguori to the Buyer pursuant to this Agreement will transfer fee simple title and full legal and equitable right and interest in the Real Property to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests, tenancies, occupancy rights (except those of the Seller, which shall be terminated at the Closing) and encumbrances of any nature whatsoever, except for zoning, prohibitions and other requirements imposed by governmental authorities, public utility easements, real estate taxes for the current tax year that are not then due and payable, the Assumed Liabilities, statutory liens, liabilities created by Buyer, Seller's mortgage and security interests provided for herein and such other matters as Chicago Title Insurance Company shall be willing without special premium to omit as exceptions to coverage and as shall be accepted by any banking organization as defined in Section 274-a of the Real Property Law ("Institutional Lender") which has committed in writing to provide mortgage financing to Buyer for the purchase of the Real Property.

         (b) Capacity; Organization; Standing. Liguori has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required. This Agreement has been, and each of the other agreements executed by Liguori hereunder will at the Closing, be duly authorized, executed and delivered by Liguori. This Agreement constitutes, and each of the other agreements executed by Liguori will constitute, the legal, valid and binding obligations of Liguori enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles.

         (c) Legal Proceedings. Liguori is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Real Property or the Business and, to Liguori's best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Real Property or the Business is threatened.

         (d) Hazardous Material and Nuisance. Except as disclosed on Schedule 6(A)(j)(ii) attached hereto and in the Phase I reports on the Real Property obtained by Buyer, Seller has received no notice of, and, to the best knowledge of Liguori, there are no known or potential claims which may exist against Liguori relating to the Real Property, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the Real Property of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

         (e) Taxes. As of the Closing Date all taxes, including, without limitation, real property, taxes, imposed by any governmental entity whatsoever, which are due or payable by Liguori in connection with the Real Property, and all interest and penalties thereon, have been paid in full. Liguori is not delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against him which would result in a tax lien on the Real Property. Liguori does not know of any tax deficiency or claim outstanding, proposed, or assessed against him with respect to any taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material adverse effect on the Real Property, or result in the imposition of a tax lien upon any of the Real Property. Liguori represents that he will take all reasonable action upon Buyer's request and cost, and to the extent permitted by applicable law, to have the benefits of all tax abatements or exemptions affecting the Real Property, if any, passed on to the Buyer. Liguori shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Real Property without the consent of Buyer, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing, which are attributable to the Real Property tax years during which the Closing occurs, shall be apportioned between Liguori and Buyer pursuant to Section 2(f) of this Agreement. This obligation shall survive Closing.

         (f) FIRPTA. With respect to the parcels of Real Property set forth on
Schedule 1(b) that are to be conveyed to Buyer, the seller of each parcel of real estate is not a "foreign person", as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code Section 1445, as amended, and the regulations promulgated thereunder (collectively "FIRPTA").

         (g) Brokers. Liguori has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or CPI to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement. Any brokerage commission owing to Telling Group Ltd. and The Geneva Companies in connection with the transactions contemplated by this Agreement, if any, shall be paid by the Seller in accordance with the Seller's agreement with Telling Group Ltd. and The Geneva Companies.

         (h) Real Property; Miscellaneous.

                (i) No tenant is a party to any lease or other agreement which grants to any person any rights or estate in the Real Property. The Real Property will be delivered at Closing free of leases, tenancies and occupancy rights. All leases relating to the Real Property will be terminated on the Closing Date. Liguori shall not enter into, amend, renew or extend any lease, in any respect, prior to Closing.

               (ii) Liguori has no knowledge of pending or contemplated condemnation proceedings affecting the Real Property or any part thereof.

              (iii) Liguori does not owe any leasing commission in connection with any leases, or on account of any tenancy or occupancy in effect on the delivery of the deed for the Real Property, or if there is, Liguori shall be responsible for same. This obligation shall survive the Closing.

               (iv) No rents or leases will, on the delivery of the deed for the Real Property be assigned or pledged except in connection with any mortgage which shall be satisfied upon Closing.

                (v) No person, firm or entity has any rights in or rights to acquire, including any option to purchase, the Real Property or any part thereof.

         (i) To the best of Liguori's knowledge, the Real Property, the improvements thereon and the Seller's and Liguori's use and operation thereof prior to Closing comply with all laws or municipal ordinances, orders or requirements of any state, municipal or other governmental department or agency having jurisdiction against or affecting the Real Property including, but not limited to, building and zoning code requirements.

         (j) As of the Closing, gas, electric power, sanitary and storm sewer and water facilities and all other utilities necessary for the Seller's and Liguori's use and operation of the Real Property are available to and will service the Real Property for the Seller's use of the Real Property prior to the Closing.

         (k) The insurance policies set forth on Schedule 6(B)(k) are true and complete copies of all insurance policies affecting the Real Property, and the information contained therein is accurate as of the date set forth therein. Liguori shall maintain in full force and effect until the Closing the insurance policies described in such Exhibit.

         (l) The service contracts set forth on Schedule 6(B)(l) are true and complete copies of all service contracts affecting the Real Property. Liguori shall not modify or amend any service contract or enter into any new service contract without the consent of Buyer.

         (m) The certificates of occupancy set forth on Schedule 6(B)(m) are true and complete copies of all such certificates affecting the Real Property. Seller represents that use of the Real Property conforms with the certificates of occupancy.

         (n) No fixtures, equipment or personal property included in the sale of the Real Property shall be removed from the Real Property unless the same are replaced with similar items of at least equal quality prior to the Closing.

         Section 7. Representations and Warranties of the Buyer and CPI. The Buyer and CPI, jointly and severally, warrant and represent to the Seller as follows:

         (a) Capacity. The Buyer and CPI have full capacity to enter into and perform their respective obligations under this Agreement, and the Other Agreements, and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a material breach of any term or provision of the certificate of incorporation or by-laws of the Buyer or CPI or constitute a material default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or CPI is a party or by which they are bound.

         (b) Organization.

                (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Buyer has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

               (ii) CPI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and CPI has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. CPI is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

         (c) Consents and Approvals. No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's and CPI's execution, delivery or performance of this Agreement. The Buyer and CPI shall execute, deliver and perform their obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or CPI in connection with the transactions contemplated hereby.

         (d) Legal Proceedings. Neither CPI nor the Buyer is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material adverse change in the financial condition, business or properties of the Buyer or CPI and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

         (e) Misrepresentations and Omissions. No representation, warranty, covenant or statement by the Buyer or CPI in this Agreement, any Exhibit attached hereto, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Seller pursuant hereto (including the Schedules, if any, provided for in this Section 7 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

         (f) Binding Obligation. This Agreement has been, and each of the Other Agreements executed by the Buyer and/or CPI hereunder will at the Closing, be duly authorized, executed and delivered by the Buyer and/or CPI, respectively. The execution, delivery, and performance by CPI and Buyer of this Agreement and the Other Agreements and any other instruments to be executed and performed by CPI or Buyer pursuant thereto have been duly and effectively authorized by all corporate action required by law for such transactions, and no other proceedings on the part of CPI or Buyer are necessary. This Agreement constitutes, and each of the Other Agreements executed by the Buyer and/or CPI, respectively, will constitute, the legal, valid and binding obligations of the Buyer and/or CPI, respectively, enforceable in accordance with their respective terms, except as such enforcability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. All action of the Boards of Directors of the Buyer and CPI and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

         (g) Financial Statements. CPI has delivered to the Seller a copy of its Annual Report on Form 10-KSB for December 31, 1996 and its Quarterly Report on Form 10-QSB for March 31, 1997, as filed by CPI with the Securities and Exchange Commission (the "CPI Financial Statements"), which fairly present the consolidated financial condition of CPI as of the respective dates. Except as disclosed in the CPI Financial Statements, CPI has no material debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the date of the CPI Financial Statements, whether or not then known, due or payable. To the best knowledge and belief of the Buyer and CPI, there has been no material adverse change in the financial condition of CPI since the date of the CPI Financial Statements and through the date of this Agreement. There shall be no material adverse change in the financial condition of CPI since the date of the CPI Financial Statements and through the date of Closing.

         (h) Brokers, Finders. No agent, broker, investment banker, person or firm acting on behalf of the Buyer or CPI or any firm or corporation affiliated with the Buyer or CPI or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Seller or any entity affiliated with the Seller in connection with any of the transactions contemplated hereby.

         (i) Capitalization. At the Closing, the authorized capital stock of CPI will consist of fifteen million (15,000,000) shares of voting Common Stock, $.001 par value. As of the date of this Agreement, there are options and warrants outstanding to purchase 1,669,000 shares of CPI Common Stock. At the Closing, all of the issued and outstanding shares of CPI Common Stock will have been duly authorized, validly issued, fully paid and be non-assessable, and will have been offered and sold by CPI in compliance with all applicable federal and state securities laws. There shall always be the required number of shares of CPI Common Stock authorized and unissued or in treasury, for issuance to the Seller upon conversion of the Note. Upon any conversion of the Note, all CPI Common Stock issued and delivered to the Seller pursuant thereto shall be duly authorized, validly issued, fully paid and non-assessable. These representations shall survive the Closing and shall continue indefinitely until the earlier to occur of payment in full under the Note or issuance to the Seller of all CPI Common Stock under the Note.

         (j) Registration. On and after the Closing Date, CPI shall effect registration of the shares subject to issuance under the Note in accordance with the registration rights of Seller set forth in the Registration Rights Agreement, a form of which is attached hereto as Exhibit 2(a)(iii). This representation shall survive the Closing and shall continue indefinitely until the earlier to occur of payment in full under the Note or registration of all CPI Common Stock issued to the Seller or its designees under the Note.

         Section 8. Survival of Representations and Warranties:
Indemnification.

         (a) Survival of Representations and Warranties. All representations and warranties made by the Seller or Liguori or the Buyer and CPI in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the later of the third anniversary of the Closing Date or the date set forth in this Agreement (the "Survival Date"); provided, however, that all representations and warranties made by the Seller in Sections 6(A)(j), 6(A)(k), 6(A)(p) and 6(A)(q) hereof shall survive the Closing until and through the expiration of the applicable statute of limitations (the "Extended Survival Date"). Notwithstanding the foregoing, Seller's representations and warranties are for the exclusive benefit of Buyer and CPI, their successors and assigns, and shall not be for the benefit of any other person or entity.

         (b) Indemnity on Outstanding Obligations. The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and CPI from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (collectively, "Damages"), arising on or before the Survival Date and out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 6 made by the Seller; (ii) the non-performance by the Seller in any material respect of any covenant, agreement or obligation to be performed by the Seller under this Agreement;(iii) any liability relating to the Business other than the Assumed Liabilities; (iv) the legal proceedings set forth on
Schedule 6(A)(c); (v) any potential environmental claims set forth on Schedule 6(A)(j); and (vi) any liability, other than for unemployment claims or for post-closing unemployment insurance contributions, relating to the Seller's termination of the employees of the Business other than the termination of employees that occurs on the Closing Date or is otherwise contemplated by this Agreement.

         The Buyer and CPI, jointly and severally, hereby agree to indemnify, defend and hold harmless the Seller from and against all Damages arising on or before the Survival Date and out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 7 made by the Buyer or CPI; (ii) the non-performance by the Buyer or CPI in any material respect of any covenant, agreement or obligation to be performed by the Buyer or CPI under this Agreement; (iii) any liability relating to assumption of the Assumed Liabilities and (iv) any liability relating to the operation of the Business that accrues, arises or is based upon events occurring after the Closing Date.

         Liguori hereby agrees to indemnify, defend and hold harmless the Buyer and CPI from and against all Damages arising on or before the Survival Date and out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 6(B) made by Liguori; (ii) the non-performance by Liguori in any material respect of any covenant, agreement or obligation to be performed by Liguori under this Agreement; and(iii) any potential environmental claims set forth on Schedule 6(A)(j)ii.

         Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge of the facts constituting such claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

         If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at its expense and through counsel of its own choosing if the Indemnitor gives written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice of Claim.

         Notwithstanding anything to the contrary contained herein, (i) if there is a reasonable probability that the Damages may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right to defend, compromise or settle the claim; provided, however, in such event, if the Indemnitee shall compromise or settle such claim without the approval of the Indemnitor, the Indemnitor shall not be bound by such compromise or settlement, and (ii) the Indemnitor shall not, without the Indemnitee's written consent, settle or compromise the claim or consent to entry of any judgment that does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee from all liability in respect of the claim.

         Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification, pursuant to this Section 8, by any of the parties hereto shall be asserted or claimed except to the extent of damages exceeding, in the aggregate, the sum of $25,000.

         Section 9. Covenants of the Seller. The Seller hereby covenants and agrees:

         (a) Further Assurances. The Seller hereby agrees that from time to time at the reasonable request of the Buyer or CPI, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or CPI may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

         (b) Access to Information. Subsequent to the date hereof and prior to the Closing Date, and with respect to the Closing Balance Sheet and its review, for up to ninety (90) days after the Closing, the Seller will continue to give to the Buyer, CPI, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Seller relating to the Assets so that the Buyer and CPI may have full opportunity to make such investigation as they shall desire. Unless the Buyer has actual knowledge, no information or knowledge obtained either independently or as a result of investigation of the Seller shall diminish or otherwise affect the representations and warranties of the Seller. In the event that this transaction is not completed for any reason, the Buyer, CPI and their representatives agree to keep confidential and not disclose any matters relating to the Business.

         (c) Closing Documents. The Seller shall execute and deliver all instruments and documents required under Section 11 as a condition precedent to the Closing under Section 11 hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (d) Conduct of Business. From the date of this Agreement to the Closing Date, except as expressly disclosed in the Schedules to this Agreement or as consented to in writing by the Buyer:

         1. Ordinary Course. The Business of the Seller will be conducted in the ordinary and historical course which, without limitation, shall include:
(i) compliance with all applicable laws, regulations and administrative orders of any state or municipality, which if not complied with would have a material adverse effect on the financial condition of the Seller; (ii) continuing operations as currently conducted; (iii) not acquiring or disposing of any assets other than in the ordinary course of business as currently conducted (except as set forth below); (iv) making no change in compensation policies (except as set forth below); (v) making all payments of principal and interest due in connection with outstanding indebtedness prior to the Closing Date and not incurring any additional material indebtedness (except as set forth below), and (vi) not engaging in any other transactions not in the ordinary course of business. Seller and Buyer understand and agree that Seller granted compensation increases to its employees in the normal course of the Business, effective July 1, 1997; and that Seller did and may before Closing, purchase and finance equipment and inventory purchases in the normal course, and that Seller may distribute prior to the Closing Date to its sole shareholder outstanding cash balances in excess of approximately $250,000 cash.

         2. Preservation of Goodwill. Consistent with conducting its Business in accordance with good business judgment, the Seller will use reasonable efforts to preserve its business organization intact and the goodwill of suppliers, customers and others having business relations with the Seller.

         (e) Employment. The Seller shall pay all of its employees, on or before five (5) business days after the Closing Date, all compensation earned by them through the Closing Date. The Buyer shall not be liable for any severance pay due or owing to any employee of the Seller who leaves the employ of Seller prior to the Closing Date (other than for unused and accrued vacation, sick and personal days and accrued compensation related thereto).

         Section 10. Covenants of the Buyer and CPI. The Buyer and CPI hereby covenant and warrant as follows:

         (a) Noninterference. The Buyer and CPI shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 7 of this Agreement, or (ii) would interfere with the Buyer's or CPI's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

         (b) Closing Documents. The Buyer and CPI shall execute and deliver all instruments and documents required under Section 12 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (c) Payment of Sales and Personal Property Taxes; Other Amounts. The Buyer will pay at Closing any and all state and/or county sales, transfer and/or use taxes relating to equipment and tangible property not used in manufacturing of Seller, resulting from the sale of the Assets to the Buyer pursuant to the terms of this Agreement, exclusive of income taxes of the Seller and of Seller's shareholder. Buyer will also pay all other amounts required to be paid by Buyer pursuant to the terms of this Agreement.

         (d) Access. The Buyer agrees to preserve and provide the Seller and its representatives with access to all such business records that are provided by the Seller to the Buyer in connection with this transaction at all times for all reasonable purposes for a period of six (6) years following the Closing.

         (e) Transfer of CPI Stock. Buyer and CPI shall, at CPI's sole cost and expense, take all reasonable actions necessary such that at any time after the date which is eighteen (18) months from the Closing Date, if Seller or its designee elects to exercise its conversion rights in whole or in part, the recipient may sell, transfer, assign, devise, or otherwise dispose of such CPI Stock without any Transfer Constraint (as defined in Section 2 of this Agreement).

         (f) Plant Closing; Layoffs. The Buyer shall notify Seller of any plan on the part of Buyer to carry out a plant closing or significant layoff in contravention of The Work Adjustment and Retaining Notification Act (29 USC 2101 et seq)which would take place within 60 days after Closing.

         Section 11. Conditions Precedent to the Buyer's and CPI's Obligations. The obligations of the Buyer and CPI under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or CPI, as applicable):

         (a) There shall not have been any material breach of the representations, warranties, covenants and agreements of the Seller or Liguori contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true in all material respects at all times on or before the Closing as if given at such time, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

         (b) The Seller and Liguori shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Snow Becker Krauss P.C., counsel for the Buyer.

         (c) The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller and Liguori, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (d) The Buyer shall have received a certificate dated the date of the Closing and signed by the Seller, certifying that there has been no material adverse change in the Assets since the date of this Agreement that has not been disclosed to Buyer.

         (e) The Seller shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

         (f) The Buyer shall have received a written opinion of counsel for the Seller dated as of the Closing Date, in the form of Exhibit 11(f) hereto.

         (g) The Buyer shall have received a deed or deeds with covenants against Grantors Act, a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to transfer to the Buyer good and valid title to the Assets, as herein provided.

         (h) The Seller shall have delivered or otherwise surrendered possession to the Buyer of the Assets sold to the Buyer hereunder as described in Section 1 hereof.

         (i) The Buyer shall have received copies of the minutes and resolutions of the Board of Directors of the Seller showing the authorization and approval by such Board of the execution and delivery by the Seller of this Agreement, the Other Agreements and such other agreements and instruments provided for herein, certified as of a recent date, by the Secretary or another officer of the Seller.

         (j) The Buyer shall have received at the Closing a satisfactory title opinion, or title insurance (at Buyer's cost) with regard to the Real Property interests transferred to the Buyer.

         (k) The Buyer shall have received from the Seller, an agreement in the form of Exhibit 11(k) attached hereto, whereby the Seller agrees for a period of three years from the Closing Date, not to compete with the Buyer or CPI in selling any products to current customers of the Business as existing on the Closing Date. Such agreement shall be reasonably satisfactory in form and substance to counsel for the Buyer.

         (l) The Buyer shall have completed its due diligence review to its satisfaction and, among other things, determined that Universal and Hi-Speed, the principal customers of the Seller (the "Principal Customers"), will continue to do business with the Buyer following the Closing and do not anticipate a material adverse change in anticipated business for its Business following the Closing.

         (m) The Buyer shall have received assumption and assignment agreements, in the form of Exhibit 11(m) attached hereto, for each agreement as set forth on Schedule 6(A)(e) requiring such agreement to be executed in order to be assigned, and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Buyer, as shall be effective to transfer to the Buyer good and marketable title to the Assets and put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto.

         (n) Since the Balance Sheet Date and through the Closing Date, there shall not have occurred any material adverse change in the Assets or the condition (financial or otherwise) of the Business, its properties or prospects.

         (o) The Buyer shall have received all contracts, customer files and business records relating to the Assets in the possession of the Seller and Liguori, but excluding corporate records and any other Excluded Assets.

         (p) The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement.

         (q) The Buyer shall have received a Certificate of Incumbency identifying the officers and directors of the Seller executing this Agreement and the Other Agreements immediately before Closing.

         (r) The Buyer shall have received, at its cost, with copies to the Seller, no later than two (2) weeks prior to Closing, the Phase I (and Phase II if necessary) environmental study and report (the "Environmental Report") applicable to the Real Property transferred to the Buyer pursuant to this Agreement. Any costs of remediation shall be paid for by the Seller.

         (s) The Buyer shall have received the Audited Financial Statements of the Seller with respect to the Business described in Section 6(A)(n)(ii)for the last two fiscal years attached hereto as Exhibit 11(s) and the unaudited Closing Balance Sheet described in Section 6(A)(n)(iii).

         (t) The Buyer shall have entered into a three-year employment contract with Daniel Liguori in the form of Exhibit 11(t) to employ Mr. Liguori as President of Seller's Business. The agreement shall have a renewal option exercisable by Mr. Liguori. The employment contract shall contain non-competition provisions which run for a period of three years from the expiration of such agreement, including any renewals or extensions. The non-competition provision shall preclude Mr. Liguori from being employed by a competitor of the Seller located within a 500 mile radius of Ithaca, New York; and/or with doing business with any potential customers of the Seller located within a 500 mile radius of Ithaca, New York, and from soliciting any existing customers of the Seller at the termination of his employment with Buyer. The employment agreement shall be entered into with Mr. Liguori. The employment agreement shall provide that upon the earlier of (a) payment of the Note to Chase evidencing the Chase Loan, or (b) termination of the employment agreement at the end of or within the 3-year term, all insurance on Liguori's life owned by the Buyer, CPI or Chase shall be cancelled, and notice of such cancellation shall be delivered by Buyer, CPI, Chase and the insurance company to Liguori or, at Liguori's option and expense, such insurance shall be assigned to Liguori.

         (u) At Closing, Seller shall pay any and all finders or brokers fees in full, including any and all fees to Telling Group
Ltd. and The Geneva Companies.


         (v) Seller, by no later than April 15, 1998, shall have changed its name from Kolar Machine, Inc. to any other name without "Kolar" in the name.

         (w) The Buyer shall have received from Liguori:

                  (i) All service contracts in Liguori's possession relating to the Real Property which are in effect at Closing and which are assignable to Buyer.

                  (ii) All original insurance policies relating to the Real Property with respect to which premiums are to be apportioned, or, true copies or certificates thereof.

                  (iii) To the extent they are in Liguori's possession, all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Real Property by all governmental authorities having jurisdiction.

         Section 12. Conditions Precedent to the Seller's Obligations. The obligations of the Seller under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Seller):

         (a) There shall not have been any material breach of the representations, warranties, covenants and agreements of the Buyer or CPI contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

         (b) The Buyer and CPI shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Green & Seifter Attorneys, P.C., counsel for the Seller.

         (c) All operating personnel of Seller shall be offered employment by Buyer at or prior to the Closing, and shall be employed by Buyer on the same terms and conditions of their employment with Seller; Buyer shall assume all Assigned Agreements; Buyer shall assume all accrued and unpaid vacation and sick/personal pay of employees of Seller who become employed by Buyer; Buyer shall provide Seller's Business with supporting financial and/or other support personnel as may be required following the Closing and otherwise allow Liguori the discretion to make operating decisions normally made by a President, subject to the Board of Directors' approval when required.

         (d) The Seller shall have received copies of and shall be satisfied with Buyer's employee benefit programs and policies and plans and Buyer's employment procedures, including without limitation, the plans described in
Exhibit 12(d), and the immediate implementation of such programs, policies, plans and procedures effective at Closing. Buyer shall not materially reduce employee benefits or materially adversely change employment procedures of Seller, it being the intent of the parties that benefits, compensation, terms and conditions of employment and career paths for the employees retained by Buyer be comparable to or better than those currently provided by Seller. The employees of Seller who are hired by Buyer shall be given service credit in and to any such employee benefits for the time they were employed by Seller.
Exhibit 12(d) sets forth the terms of the medical insurance program, the pre-tax flexible benefit plan for medical insurance premiums, the 401(k) plan, the profit sharing plan, and the vacation, sick pay and personal day policies of Buyer.

         (e) Upon full disclosure to Buyer or CPI of the existence of any existing personal guaranty of obligations of Seller by Daniel Liguori and Margaret Liguori, Buyer shall obtain the release of Mr. and Mrs. Liguori of any such guarantees of obligations assumed by Buyer or CPI.

         (f) The Seller shall have received a certificate dated the date of the Closing and signed by the Buyer and CPI, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (g) The Seller shall have received a written opinion of counsel for the Buyer and CPI, dated as of the Closing Date, in the form of Exhibit 12(g) attached hereto.

         (h) At the Closing, the Seller and Liguori shall have received payment in the amount of the Purchase Price as set forth in Section 2(a) and 2(b) above, and as adjusted pursuant to Section 2(c).

         (i) The Seller shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and CPI showing the authorization and approval by such Boards of the execution and delivery by the Buyer and CPI to the Seller of this Agreement, the Other Agreements and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and CPI under this Agreement and the Other Agreements and such other instruments and agreements, certified as of a recent date by each Secretary or another officer of the Buyer and CPI.

         (j) The Seller shall have received a certificate of incumbency identifying the officers and directors of the Buyer and CPI immediately before Closing.

         (k) The Seller shall have received an officer's certificate of the Buyer and CPI evidencing its authority to execute this Agreement and to consummate the transactions contemplated hereby.

         (l) The Seller shall have received all documents required to be delivered to the Seller under any other provision of this Agreement.

         (m) The Buyer shall have obtained and delivered to the Seller any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

         (n) The Seller shall have received the Audited Financial Statements of the Seller at least two (2) weeks prior to Closing.

         (o) There shall not have occurred any material change in the condition (financial or otherwise) of CPI since the date of the CPI Financial Statements.

         (p) The Buyer shall have duly executed and delivered to the Seller its Note in the form of Exhibit 2(a)(ii), the Registration Rights Agreement in the form of Exhibit 2(a)(iii) the Security Agreement in the form of Exhibit 2(a)(iv), together with UCC-1 forms for the filing in the appropriate state and county officers, the Mortgage in the form of Exhibit 2(a)(v), and the Guaranty of CPI in the form of Exhibit 2(a)(vi), executed by each of the respective parties thereto.

         (q) The Seller shall have given its consent to and signed the Non-Competition Agreement, in the form of Exhibit 11(k).

         (r) Liguori shall have given his consent to and signed the Employment Agreement, as described in Section 11(t).

         (s) The Buyer and CPI shall have provided to the Seller assurances from Chase, satisfactory to the Seller, no later than one (1) week prior to Closing, that there are no known impediments to providing the financing required to consummate this transaction, and that the cash portion of the Purchase Price for the Assets and the Real Property Purchase Price will be available for wiring to the Seller at Closing.

         (t) The Seller shall have received no later than two(2)weeks prior to closing and shall be satisfied with the terms of any subordination agreement ("Subordination Agreement") required by Chase or other creditor, which Subordination Agreement shall be attached hereto as Exhibit 12(t).

         (u) The Seller shall have received no later than two(2) weeks prior to Closing and shall be satisfied with the terms of any lockup agreement ("Lock-Up Agreement") required by CPI's underwriter in connection with CPI Common Stock issuable under the Note, which Lock-Up Agreement shall be attached hereto as Exhibit 12(u).

         (v) The Buyer and CPI shall have provided notice to Seller of any significant plant closing subject to the Worker Adjustment and Retaining Notification Act (WARN) within 60 days after and Closing, or shall have provided to Seller at Closing a certificate covenanting and representing that no layoff or plant closing subject to WARN shall occur within 60 days after Closing.

         (w) The Buyer shall have provided Seller at Closing with a resale or exemption certificate for any of the Assets for which it claims exemption from sales tax.

         Section 13. Conditions Precedent to Obligations of Both the Seller and the Buyer. The obligations of both the Seller and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) No Injunctions. No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

         (b) Due Diligence. The Seller and the Buyer shall each have been afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the other and CPI, and shall be reasonably satisfied as to such business and prospects.

         (c) Consents. Any consent to the transaction considered by the Seller or the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Seller or the Buyer, a material adverse effect on the financial condition of the other party or CPI, shall have been obtained.

         (d) Corporate Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Seller and the Buyer and their counsel, and the Seller and the Buyer and their counsel shall have received all certified resolutions of the Boards of Directors of the Seller and the Buyer authorizing the transactions contemplated by this Agreement, and such other certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         (e) Pre-Merger Notification. If applicable, promptly after execution of this Agreement the parties shall each file with the Federal Trade Commission and Antitrust Division of the Department of Justice all necessary notification and report forms prescribed by the "pre-merger notification" regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, together with all such additional reports, documents, materials and data as may be requested by such agencies in connection with such pre-merger notification.

         Section 13A Status of Schedules and Exhibits as of Signature Date.

                  (a) The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed, or approved by the parties or their respective counsel. In addition to and without in any way limiting, any other express and implied condition precedent to the obligations of any of the parties under this Agreement, the obligations of each of the parties under this Agreement are hereby made subject to and contingent upon the following:

                           (i) The preparation, delivery, and approval by the
                  parties of all of the Schedules described in this Agreement;

                           (ii) The preparation, delivery, and approval by the
                  parties of all of the Exhibits to this Agreement; and

                           (iii) All other express and implied conditions
                  precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to the Closing.

         (b) In addition, notwithstanding any other term, condition, covenant, or provision of this Agreement or of any Other Agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

                           (i) Schedule described in this Agreement;

                           (ii) Exhibit to this Agreement;

                           (iii) Document or state of facts pertaining to any
                  Schedule or Exhibit to this Agreement; or

                           (iv) The intended contents to any document or state
                  of facts pertaining to any Schedule or Exhibit to this Agreement.

         Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of the Closing Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Closing Date.

Section 14. Subsequent Events.


         [INTENTIONALLY LEFT BLANK]



         Section 15. Termination. (a) This Agreement may be terminated at any time prior to the Closing Date:

                  (i) By mutual written consent of the Seller, Liguori and the Buyer; or

                  (ii) By the Buyer or the Seller or Liguori if this transaction is not completed by October 15, 1997 by written notice to the other party; or

                  (iii) By the Buyer or the Seller or Liguori, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the other party from undertaking the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn by 30 days after the date on which such order, decree, ruling or other action was first issued or taken; or

                  (iv) By the Seller or the Buyer or Liguori if a proceeding in bankruptcy or reorganization of the Buyer, CPI, or the Seller or the readjustment or any of its debts under the Bankruptcy Act, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by or against the Buyer, CPI or the Seller; or

                  (v) By the Buyer if the Seller or Liguori has materially breached any of its representations, warranties or covenants under this Agreement; or

                  (vi) By the Seller or Liguori if the Buyer or CPI have materially breached any of their representations, warranties or covenants under this Agreement.

                  (vii) By Buyer, if any of the conditions precedent to Closing provided for in Sections 11, 13 or 13A of this Agreement have not been met and have not been waived in writing by Buyer;

                  (viii) By Seller or Liguori, if any of the conditions precedent to Closing provided for in Sections 12, 13 or 13A of this Agreement have not been met and have not been waived in writing by Seller or Liquori.

         (b) In the event of termination of this Agreement, Sections 20, 21, 22 and 27 of this Agreement shall survive any such termination.

         Section 16. Bulk Sales Act. Unless waived by the Buyer, the Seller agrees to comply with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder. The Seller shall indemnify and hold harmless the Buyer and CPI for any losses or expenses incurred by the Buyer and/or CPI as a result of non-compliance with such Bulk Sales Acts, as set forth in Section 8(b) hereof.

         Section 17. Orderly Transfer. The Seller shall, and hereby agrees to, cooperate with the Buyer in all reasonable ways, at no direct or indirect cost to the Seller, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

         Section 18. Parties in Interest. Subject to the limitations on assignment herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

         Section 19. Entire Agreement. This instrument, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto. The provisions of this Agreement shall survive the execution and delivery of this Agreement, the Closing, and the delivery of all documents and the performance of all transactions contemplated by this Agreement.

         Section 20. Governing Law; Consent to Jurisdiction. This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State. The parties hereto consent to the jurisdiction of the courts of the Supreme Court of the State of New York, Tompkins County, and the United States District Court for the Northern District of New York, as well as the jurisdiction of all courts to which an appeal may be taken from such courts, for the purposes of any suit, action or other proceeding relating to this Agreement or with respect to any transaction contemplated hereby, and expressly waive any and all objections the parties hereto may have as to the venue of such courts to settle or adjudicate any claim or controversy arising hereunder.

         Section 21. Expenses. Each party hereto shall pay its own expenses and fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, unless otherwise agreed to herein. With respect to the purchase of the Real Property, Buyer shall pay all abstract costs, title insurance premiums (including the costs of endorsements), survey costs, escrow and recording fees, deed stamps and mortgage tax. Real estate taxes will be prorated as of Closing. Buyer shall also pay for all costs incurred by Buyer or Seller in paying off or modifying existing Business financing, if requested to be so paid off or modified by Buyer, including all prepayment penalties and premiums. Buyer shall pay for the costs incurred and fees charged by Evans & Bennett LLP in connection with preparation of the Audited Financial Statements.

         Section 22. Severability. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

         Section 23. Notices.

         (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, or telecopier at the applicable telecopier numbers designated below (with written confirmation from the noticed party of receipt) by recognized national overnight courier or by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

                  (i)      if to the Seller to:

                           Kolar Machine, Inc.
                           101 Maplewood Road
                           Ithaca, NY  14850
                           Attention:  Daniel Liguori, President
                           Telecopier No. (607) 273-7515

                  (ii)     if to Daniel Liguori:

                           101 Maplewood Road
                           Ithaca, NY  14850
                           Attention:  Daniel Liguori

                           Telecopier No. (607) 273-7515

                  with a copy to:

                           David Holstein, Esq.
                           Green & Seifter Attorneys, P.C.
                           One Lincoln Center
                           Syracuse, NY  13202-1387
                           Telecopier No.: (315) 423-2890

                  (iii)if to the Buyer or CPI to:

                           CPI Aerostructures, Inc.
                           200A Executive Drive
                           Edgewood, NY  11717
                           Attention:  Arthur August, President
                           Telecopier No.: (516) 586-5840

                  with a copy to:

                           Snow Becker Krauss P.C.
                           605 Third Avenue
                           New York, New York  10158
                           Attention: Elliot H. Lutzker, Esq.
                           Telecopier No.:  (212) 949-7052

         (b) Notices given by mail shall be deemed effective on the date shown on the proof of receipt of such mail. Other notices shall be deemed given on the date of receipt or in the case of telecopier notice, written confirmation of receipt. Any party hereto may change the address specified in Section 23(a) by written notice to the other parties hereto.

         Section 24. Amendment; Non-Waivers. Any provisions of this Agreement may be amended, if and only if, such amendment is written and signed by each party to this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

         Section 25. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

         Section 26. Disclosure. From and after the Date of this Agreement until the Closing or the termination of this Agreement, the Seller will not
(i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of the Assets with anyone other than the Buyer; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other, except in compliance with Article 6 ("Bulk Sales") of the New York Uniform Commercial Code.

         Section 27. Confidentiality. From and after the date of this Agreement until the Closing of this Agreement and for a period of five (5) years after the Closing or the termination of this Agreement, if this Agreement does not close, the Buyer and CPI and their respective employees and representatives and the Seller and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations as set forth in and shall abide in all respects by the terms of the Confidentiality Agreement dated May 30, 1997 attached as Exhibit 27 and incorporated herein by reference. The Confidentiality Agreement shall survive the Closing or termination of this transaction.

         Section 28. Tax Reporting.

         (a) The parties agree and acknowledge that the determination of the Purchase Price for the Assets and for the Real Property being sold hereunder and as set forth in this Agreement is the result of arms-length negotiations between them, and the parties agree and warrant and represent to each other that their respective tax returns shall report the transactions contemplated by this Agreement in accordance with the characterization and allocations set forth herein.

         (b) Each party will timely file IRS Form 8594 with the Internal Revenue Service ("IRS"), or otherwise comply with the interim procedures set forth in Treasury Regulation Section 1.1060-1T(h)(3). The form and all information provided to the IRS shall be completed in conformity with the information set forth in this Agreement.

         Section 29. Miscellaneous. Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         Section 30. Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 31. Counterparts. This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                         KOLAR MACHINE, INC. (SELLER)


                                    By:     /s/ Daniel Liguori
                                            ------------------------------------
                                            Daniel Liguori, President

                                    KOLAR, INC. (BUYER)


                                    By:     /s/ Arthur August
                                            ------------------------------------
                                            Arthur August, Chairman of the Board

                                    CPI AEROSTRUCTURES, INC.


                                    By:     /s/ Arthur August
                                            ------------------------------------
                                            Arthur August, President

         Daniel Liguori is executing this Agreement in an individual capacity only with respect to his personal rights and obligations set forth in Sections 1(b), 2(b), 6(B), 8(a), 8(b), and 15.

                                            /s/ Daniel Liguori
                                            ------------------------------------
                                            Daniel Liguori, Individually

                   SCHEDULES TO THE ASSET PURCHASE AGREEMENT
              AMONG KOLAR MACHINE, INC., CPI AEROSTRUCTURES INC.,
                        KOLAR, INC. AND DANIEL LIGUORI


Schedule No.                            Description
------------                            -----------

1(a)   The Inventory
1(b)   The Real Property
1(c)   The Buildings and Improvements
1(d)   The Equipment and Machinery
1(e)   The Office Furniture and Fixtures
1(f)   The Automobiles, Trucks, Vehicles and Forklifts
1(h)   The Accounts Receivable
1(i)   The Assumed Agreements
1(k)   The Pre Paid Assets
1(l)   The Trade Names
1(m)   The Trademarks
1(n)   The Customer List
3(a)   The Excluded Assets
6(A)(a)(i) and (ii) Exceptions to Title 6(A)(c)Legal Proceedings
6(A)(e)Material Agreements Including Assigned Agreements
6(A)(f)Violations or Restrictions
6(A)(g)Court Orders and Decrees
6(A)(i)Governmental Licenses
6(A)(j)(i) and (ii) Environmental Claims
6(A)(k)Employee Benefit Plans
6(A)(n)The Seller's Financial Statements
6(A)(o)Undisclosed Liabilities and Conditions
6(A)(p)Compliance with Laws
6(A)(r)Changes Outside of Ordinary Course
6(A)(t)Non-Cancelable Labor Contracts
6(B)(k)Insurance Policies
6(B)(l)Service Contracts
6(B)(m)Certificates of Occupancy

                   EXHIBITS TO THE ASSET PURCHASE AGREEMENT
             AMONG KOLAR MACHINE, INC., CPI AEROSTRUCTURES, INC.,
                        KOLAR, INC. AND DANIEL LIGUORI



Exhibit No.                            Description
-----------                            -----------

2(a)(ii)                            Form of 8% Promissory Note
2(a)(iii)                           Form of Registration Rights Agreement
2(a)(iv)                            Form of Security Agreement
2(a)(v)                             Form of Mortgage
2(a)(vi)(A)                         Form of Guaranty
2(a)(vi)(B)                         Form of Stock Pledge Agreement
2(e)                                Allocation of Purchase Price
6(A)(n)                             The Seller's Unaudited Financial
                                    Statements
11(f)                               Form of the Seller's Legal Opinion
11(k)                               Form of Non-Competition Agreement
11(m)                               Form of Assumption and Assignment
                                    Agreements
11(s)                               The Seller's Audited Financial
                                    Statements
11(t)                               Form of Liguori Employment Contract
12(d)                               The Buyer's Employee Benefit Plans
                                    and Policies
12(g)                               Form of the Buyer's Legal Opinion
12(t)                               Form of Subordination Agreement
12(u)                               Form of Lock-Up Agreement
27                                  Confidentiality Agreement dated May
                                    30, 1997

                                 SCHEDULE 3(a)
                                Excluded Assets


         (a) 1993 Honda Accord automobile, VIN number 1HGCB7178PA024547, and any encumbrances thereon.

         (b) Seller's minute books, tax returns and other corporate documents and employment records; provided, however, that the Seller's employment records shall be delivered to buyer with respect to individual employees upon the delivery of executed consents of the affected employees.

         (c) All books, records, correspondence and other information which relate to the assets of Seller to be retained by the Seller pursuant to the terms of this agreement.

         (d)      All tax refunds and claims therefor.

         (e)      All memorabilia.

         (f) All insurance policies not specifically assigned to Buyer, and all claims thereunder.